Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-175002, No. 333-175559, No. 333-235472, No. 333-264756, No. 333-264776 and No. 333-282531) on Form S-3, the registration statements ( No. 333-175002, No. 333-175559, No. 333-235472 and No. 333-282531) on Form S-3/A, the registration statements (No. 333-164928, No. 333-182269, No. 333-197492, No. 333-218829, No. 333-229348, No. 333-232097, No. 333-265515, and No. 333-288035) on Form S-8, and the registration statement (No. 333-164926) on Form S-1/A of Kennedy-Wilson Holdings, Inc. of our reports dated February 26, 2026, with respect to the consolidated financial statements of Kennedy-Wilson Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Los Angeles, California
February 26, 2026